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                                                                    EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference of our report dated March 9, 2001 on the consolidated balance sheets of PentaStar Communications, Inc. (the "Company") as of December 31, 2000 and 1999 and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 2000 and for the period from inception (March 15, 1999) through December 31, 1999 included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 into the Company's previously filed Registration Statement on Form S-8 (No. 333-48652) and to all references to our Firm included in this Registration Statement.


/s/ ARTHUR ANDERSEN LLP

Denver, Colorado,
 April 2, 2001.